Exhibit 5







New England Community Bancorp, Inc.
Old Windsor Mall
P.O. Box 130
Windsor, Connecticut   06095

Gentlemen:

        We have acted as counsel with respect to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, as filed by New England Community Bancorp, Inc. (the "Company") with the Securities and Exchange Commission, relating to a maximum of 750,000 shares of the common stock, $0.10 par value, of the Company (the "Common Stock") to be issued upon exercise of options under the 1996 Incentive and Non-Qualified Compensatory Stock Option Plan of the Company (the "1996 Plan").

        We have examined the 1996 Plan, the minutes of the corporate proceedings of the Board of Directors of the Company and such other documents as we have deemed relevant and necessary as a basis for our opinion below.

        Based upon the foregoing, we are of the opinion that the shares of Common Stock to be issued under the 1996 Plan, when so issued, will be validly issued, fully paid and non-assessable (assuming that, at the time of such issuance, the Company has a sufficient number of authorized and unissued shares and treasury shares available for such issuance).

        We consent to the use of this opinion as Exhibit 5 to the aforesaid Registration Statement.

                                             Very truly yours,



                                             DAY, BERRY & HOWARD